Exhibit 23.3

CONSENT OF LORD, BISSELL & BROOK LLP

We hereby consent to the reference of our firm in the Joint Proxy Statement/Prospectus contained in Pre-effective Amendment No. 1 to Berkshire’s Registration Statement on Form S-4 (the “Registration Statement”). In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

Lord, Bissell & Brook LLP

/s/ Lord, Bissell & Brook LLP

March 9, 2005